Exhibit (z)(iI)

The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED  , 2025

[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE PREFERRED STOCK OFFERINGS]1

[PRELIMINARY] PROSPECTUS SUPPLEMENT

(To Prospectus dated  , 2025)

Shares

Series [ ] Preferred Stock

Liquidation Preference $   Per Share

We are offering for sale shares of our Series [ ] preferred stock, or our “preferred stock,” with a liquidation preference of $    per share.

[Relevant information regarding ranking, conversion, redemption, dividends, listing, etc., to the extent required to be disclosed by applicable law or regulation, to come.]

Crescent Capital BDC, Inc. is a business development company that seeks to provide capital solutions to middle market companies with sound business fundamentals. We seek to create a broad and diversified portfolio that generally includes senior secured first lien, unitranche first lien, senior secured second lien and subordinated loans and minority equity securities of U.S. middle market companies. We may on occasion invest in larger or smaller companies. Our investments may include non-cash income features, including payment-in-kind interest and original issue discount. We may also invest in securities that are rated below investment grade (e.g., junk bonds) by rating agencies or that would be rated below investment grade if they were rated.

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the “SEC.” This information is available free of charge by calling us collect at (310) 235-5900, by sending an e-mail to us at investor.relations@crescentcap.com or on our website at http://www.crescentbdc.com. The SEC also maintains a website at www.sec.gov that contains such information. Except with respect to those documents expressly incorporated by reference herein, the information contained on the websites that are referred to herein is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Investing in our preferred stock involves risks that are described in the “Risk Factors” section beginning on page S-5 of this prospectus supplement and on page [15] of the accompanying prospectus.

The SEC has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

[1]

In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

	Per Share	Total
Public offering price	$	$
Sales Load (underwriting discounts and commissions)	$	$
Proceeds to Crescent Capital BDC, Inc., before expenses(1)	$	$

(1)	Before deducting estimated offering expenses payable by us of approximately $ .

The underwriters expect to deliver the shares to purchasers on or about  , 2025.

[The underwriters have the option to purchase up to an additional   shares of preferred stock at the public offering price, less the sales load (underwriting discounts and commissions), within days from the date of this prospectus supplement [solely to cover over-allotments]. If the [over-allotment] option is exercised in full, the total public offering price will be $  , and the total sales load (underwriting discounts and commissions) will be $  . The proceeds to us would be $  , before deducting estimated offering expenses payable by us of approximately $  .]

Prospectus Supplement dated  , 2025

INCORPORATION BY REFERENCE

This prospectus supplement is part of a registration statement that we have filed with the SEC. The information incorporated by reference is considered to comprise a part of this prospectus supplement and the accompanying prospectus from the date we file any such document. Any reports filed by us with the SEC subsequent to the date of this prospectus supplement and before the date that the offering of securities by means of this prospectus supplement and the accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We incorporate by reference into this prospectus supplement our filings listed below, all filings filed with the SEC pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and any future filings that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus supplement until all of the securities offered by this prospectus supplement and the accompanying prospectus have been sold or we otherwise terminate the offering of the securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus supplement and the accompanying prospectus. Information that we file with the SEC subsequent to the date of this prospectus supplement will automatically update and may supersede information in this prospectus supplement and the accompanying prospectus and other information previously filed with the SEC.

The prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 21, 2024;

•

The Financial Highlights for the years ended December 31, 2018, December 31, 2017 and December 31, 2016 and the period from February 5, 2015 to December 31, 2015 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 22, 2019 (no other portions of the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are incorporated by reference herein);

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 8, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 12, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 12, 2024;

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on May 8, 2024, May 15, 2024 and June 6, 2024;

•	our Current Report on Form 8-K/A filed with the SEC on June 17, 2024;

•	our Current Report on Form 8-K filed with the SEC on December 5, 2024; and

•	our Current Report on Form 8-K filed with the SEC on December 23, 2024.

To obtain copies of these filings, see “Available Information” in this prospectus supplement. We will also provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus. This information is available free of charge by calling us collect at (310) 235-5900, by sending an e-mail to us at investor.relations@crescentcap.com or on our website at http://www.crescentbdc.com. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus supplement or the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

Some of the statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference herein and therein, involve a number of risks and uncertainties, including statements concerning:

•	uncertainty surrounding the financial stability of the United States, Europe and China;

•	the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments;

•	potential fluctuation in quarterly operating results;

•	potential impact of economic recessions or downturns;

•	adverse developments in the credit markets;

•	regulations governing our operation as a business development company;

•	operation in a highly competitive market for investment opportunities;

•	risks associated with inflation and the current interest rate environment;

•	changes in interest rates may affect our cost of capital and net investment income;

•	the impact of changes in Secured Overnight Financing Rate (“SOFR”), or other benchmark rate on our operating results;

•	financing investments with borrowed money;

•	potential adverse effects of price declines and illiquidity in the corporate debt markets;

•	lack of liquidity in investments;

•	the outcome and impact of any litigation;

•	the timing, form and amount of any dividends or other distributions;

•	risks regarding distributions;

•	potential adverse effects of new or modified laws and regulations;

•	potential resignation of the Advisor and or the Administrator;

•	uncertainty as to the value of certain portfolio investments;

•	defaults by portfolio companies;

•	our ability to successfully complete and integrate any acquisitions;

•	risks associated with original issue discount (“OID”) and payment-in-kind (“PIK”) interest income; and

•	the market price of our common stock may fluctuate significantly.

We use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference herein and therein.

You should not place undue reliance on these forward-looking statements, which are based on information available to us as of the date of this prospectus supplement or the prospectus, as applicable, including any documents incorporated by reference. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

Prospectus

[Insert table of contents from base prospectus.]

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in the Company’s preferred stock. You should carefully read the more detailed information contained in this prospectus supplement and the accompanying prospectus and the Statement of Additional Information, dated   , 2025 (the “SAI”), especially the information set forth under the headings “The Company” and “Risk Factors.”

The Company

We are a specialty finance company focused on lending to middle-market companies. We are incorporated under the laws of the State of Maryland. The Company’s common stock was listed and began trading on the NASDAQ stock exchange on February 3, 2020. We have elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, we have elected to be treated for U.S. federal income tax purposes as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). As such, we are required to comply with various regulatory requirements, such as the requirement to invest at least 70% of our assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the requirement to distribute annually at least 90% of our taxable income and tax-exempt interest.

We are managed by our investment advisor, Crescent Cap Advisors, LLC (the “Advisor”), an investment advisor that is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Our administrator, CCAP Administration LLC (the “Administrator”) provides the administrative services necessary for us to operate. Our management consists of investment and administrative professionals from the Advisor and Administrator along with our Board of Directors (the “Board”). The Board consists of six directors, five of whom are independent. The Advisor directs and executes our investment operations and capital raising activities subject to oversight from the Board, which sets our broad policies. The Board has delegated investment management of our investment assets to the Advisor. The SEC has adopted Rule 2a-5 (the “Rule”) under the 1940 Act. The Rule establishes requirements for determining fair value in good faith for purposes of the 1940 Act.

Our investment objective is to maximize the total return to our stockholders in the form of current income and capital appreciation through debt and related equity investments. We invest primarily in secured debt (including first lien, unitranche first lien and second-lien debt) and unsecured debt (including mezzanine and subordinated debt), as well as related equity securities of private U.S. middle-market companies. We may purchase interests in loans or make debt investments, either (i) directly from our target companies as primary market or private credit investments (i.e., private credit transactions), or (ii) primary or secondary market bank loan or high yield transactions in the broadly syndicated “over-the-counter” market (i.e., broadly syndicated loans and bonds). Although our focus is to invest in less liquid private credit transactions, we may from time to time invest in more liquid broadly syndicated loans to complement our private credit transactions.

Our investment objective is accomplished through:

•  accessing the origination channels that have been developed and established by Crescent;

•  originating investments in what we believe to be middle-market companies with strong business fundamentals, generally controlled by private equity investors that require capital for growth, acquisitions, recapitalizations, refinancings and leveraged buyouts;

•  applying Crescent’s underwriting standards; and

•  leveraging Crescent’s experience and resources to monitor our investments.

Our investment philosophy emphasizes capital preservation through credit selection and risk mitigation. We expect our targeted portfolio to provide downside protection through conservative cash flow and asset coverage requirements, priority in the capital structure and information requirements.

Listing and Symbol

Our common stock is traded on The NASDAQ Global Market under the symbol “CCAP.” On  , 2025, the last reported sales price of our common stock on The NASDAQ Global Market was $   per share. The net asset value per share of our common stock on  (the last date prior to the date of this prospectus on which we determined net asset value) was $  .

[The Company has applied to list the Series [ ] Preferred Stock on the NASDAQ Global Market. If the application is approved, the preferred stock are expected to commence trading on the NASDAQ Global Market under the symbol “[ ]” within [ ] days of the date of issuance.]

Distributions	We currently intend to pay dividends or make other distributions to our stockholders on a quarterly basis out of assets legally available for distribution. We may also pay additional dividends or make additional distributions to our stockholders from time to time. Our quarterly and additional dividends or distributions, if any, will be determined by our Board. For more information, see “Price Range of Common Stock and Distributions” in the accompanying prospectus.

The Offering

The Company is offering an aggregate of   shares of  % Series   Preferred Stock (the “preferred stock”).

Terms of the Preferred Stock Offered by the Company

The preferred stock will have a liquidation preference of $ per share, plus accumulated and unpaid dividends. The dividend rate [for the initial dividend period] will be  %. [Dividends will be paid when, as and if declared by the Board of Directors, out of funds legally available therefore. Dividends and distributions on the preferred stock will accumulate from the date of their original issue. The payment date for the initial dividend period will be  .]

The preferred stock will rank senior to the Company’s common stock in priority of payment of dividends and as to the distribution of assets upon dissolution, liquidation or winding up of the Company’s affairs; equal in priority with all other future series of preferred stock the Company may issue as to priority of payment of dividends and as to distributions of assets upon dissolution, liquidation or the winding-up of the Company’s affairs; and subordinate in right of payment to amounts owed under the Company’s existing credit arrangements, and to any future senior indebtedness, which may be issued without the vote or consent of preferred shareholders.

Under the Articles Supplementary governing the Series Preferred Shares, the preferred stock will be subject to mandatory redemption if the Company fails to satisfy certain asset coverage tests, subject to applicable cure period and other terms and conditions.

Risk Factors	See “Risk Factors” in this prospectus supplement and beginning on page of the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the Company’s preferred stock.

Use of Proceeds	We intend to use the net proceeds from the sale of our securities for [ ] and for general corporate purposes, which include, among other things, (a) investing in portfolio companies in accordance with our investment objective and (b) repaying indebtedness.

Recent Developments	[Insert description of recent developments at time of offering.]

SPECIFIC TERMS OF THE PREFERRED STOCK AND THE OFFERING

This prospectus supplement sets forth certain terms of our preferred stock that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our preferred stock. You should read this section together with the more general description of our preferred stock in the accompanying prospectus under the heading “Description of Our Preferred Stock” before investing in our preferred stock. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of the preferred stock in tabular form to the extent required to be disclosed by applicable law or regulation.]

RISK FACTORS

[Insert risk factors applicable to preferred stock and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

CAPITALIZATION

The following table sets forth our capitalization as of   :

•	on an actual basis;

•

on an as adjusted basis giving effect to the issuance of shares in connection with our dividend reinvestment plan since  , the issuance of shares of common stock during the period from   to  , and the issuance of $   aggregate principal amount of notes since  ; and

•	on an as further adjusted basis giving effect to the transactions noted above and the assumed sale of shares of preferred stock at a price of $ per share less commissions and expenses.

[TO COME]

USE OF PROCEEDS

Assuming the sale of all shares of preferred stock offered under this prospectus supplement and the accompanying prospectus, at the offering price of $   per share, we estimate that the net proceeds of this offering will be approximately $   million after deducting the estimated Underwriter commissions and our estimated offering expenses (or approximately $   million if the underwriters fully exercise their option).

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

RECENT DEVELOPMENTS

[TO COME, IF ANY]

UNDERWRITERS

[TO COME]

LEGAL MATTERS

Certain legal matters regarding the common stock offered hereby have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Venable LLP as special Maryland counsel. Certain legal matters will be passed on by  ,  ,  , as special counsel to the underwriters in connection with the offering of our preferred stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   is the independent registered public accounting firm for the Company.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the 1933 Act, with respect to our common stock offered by this prospectus supplement. The registration statement contains additional information about us and the common stock being registered by this prospectus supplement. We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the 1934 Act. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. This information is available free of charge by calling us collect at (310) 235-5900, by sending an e-mail to us at investor.relations@crescentcap.com or on our website at http://www.crescentbdc.com. Information contained on our website is not incorporated into this prospectus and you should not consider such information to be part of this document.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

Shares

Preferred Stock

FORM OF

PROSPECTUS SUPPLEMENT

[Underwriters]

, 2025

S-10